As filed with the Securities and Exchange Commission on September 22, 2023

Registration No. 333-274205

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Allego N.V.

(Exact Name of Registrant as Specified in Its Articles)

The Netherlands	4911	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Westervoortsedijk 73 KB 6827 AV

Arnhem, the Netherlands

+31 (0) 88 033 3033

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington DE 19801

Tel: (800) 677-3394

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander Lynch, Esq. Heather Emmel, Esq. Weil, Gotshal & Manges LLP 767 5th Avenue New York, NY 10153 Tel: (212) 310-8000	Mathieu Bonnet Chief Executive Officer, Allego N.V. Westervoortsedijk 73 KB 6827 AV Arnhem, the Netherlands Tel: +31 (0) 88 033 3033	Derek J. Dostal Byron B. Rooney Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: (212) 450-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 (the “Securities Act”), as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS/OFFER TO EXCHANGE

Allego N.V.

Offer to Exchange Warrants to Acquire Ordinary Shares

of

Allego N.V.

for

Ordinary Shares

of

Allego N.V.

and

Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT (END OF DAY), EASTERN TIME, ON SEPTEMBER 28, 2023, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our outstanding warrants (the “Warrants”), each to purchase ordinary shares, each with a nominal value of € 0.12 per share (the “Ordinary Shares”), of Allego N.V. (the “Company”), the opportunity to receive 0.23 Ordinary Shares in exchange for each of our outstanding Warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”).

The Offer is being made to all holders of our Warrants. The Warrants are governed by the Warrant Agreement, dated as of February 8, 2021, by and between Spartan Acquisition Corp. III (“Spartan”) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as assumed by the Company pursuant to the Warrant Assumption Agreement, dated as of March 16, 2022, by and among the Company, Spartan and the Warrant Agent (the “Warrant Agreement”). Our Ordinary Shares and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “ALLG” and “ALLG.WS,” respectively. As of September 18, 2023, a total of 13,799,948 Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 3,173,989 Ordinary Shares in exchange for the Warrants, subject to adjustment for fractional Warrants as described below in the Prospectus/Offer to Exchange.

Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.23 Ordinary Shares for each Warrant tendered by such holder and exchanged. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional Ordinary Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Ordinary Shares pursuant to the Offer will, after aggregating all such fractional Ordinary Shares of such holder, receive one additional whole Ordinary Share in lieu of such fractional Ordinary Shares. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend the Warrant Agreement, which governs the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.207 Ordinary Shares, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 50% of the number of the then outstanding Warrants.

Parties representing approximately 30.4% of the outstanding Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement (the “Tender and Support Agreement”). Accordingly, if holders of an additional approximately 19.6% of the outstanding Warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted with respect to the Warrants. For additional details regarding the Tender and Support Agreement, see “Market Information, Dividends and Related Shareholder Matters—Transactions and Agreements Concerning Our Securities—Tender and Support Agreement.”

You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender such Warrants without consenting to the Warrant Amendment. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Warrants you have tendered in the Offer, and a withdrawal of tendered Warrants will revoke your consent to the Warrant Amendment given with respect to such withdrawn tendered Warrants.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange. The Offer and Consent Solicitation will be open until Midnight (end of day), Eastern Time, on September 28, 2023, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your Warrants pursuant to the Offer. If you elect to tender Warrants pursuant to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents. You may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange within forty business days from the commencement of the Offer may thereafter be withdrawn by you. If you withdraw your tendered Warrants, your consent to the Warrant Amendment given with respect to those withdrawn tendered Warrants will be withdrawn as a result.

Warrants not exchanged for Ordinary Shares pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. If the Warrant Amendment is approved, we intend to require the conversion of all outstanding Warrants to Ordinary Shares as provided in the Warrant Amendment on or after a date that is 15 days after the Expiration Date. Our Warrants are currently listed on NYSE under the symbol “ALLG.WS”; however, our Warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of outstanding Warrants has become so reduced as to make further listing inadvisable or unavailable.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form F-4, of which this Prospectus/Offer to Exchange forms a part, that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the Ordinary Shares issuable upon exchange of the Warrants pursuant to the Offer.

Our Board (as defined below) has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our Board, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Each holder of a Warrant must make their own decision as to whether to exchange some or all of their Warrants and, as applicable, consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, New York, NY 10005

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (800) 967-7635

allego@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 7 of this Prospectus/Offer to Exchange.

Neither the SEC nor the Netherlands AFM (Autoriteit Financiële Markten), any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your Warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of such Warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

BofA Securities

This Prospectus/Offer to Exchange is dated September 22, 2023.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form F-4 with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company, Ordinary Shares and Warrants, and the financial statements and the notes that are incorporated by reference in this Prospectus/Offer to Exchange and any applicable supplement to this Prospectus/Offer to Exchange.

We have not authorized anyone to provide you with information different from that contained, or incorporated by reference, in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained, or incorporated by reference, in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

This Prospectus/Offer to Exchange incorporates important business and financial information about the Company that is not included in or delivered with this document. This information is available without charge to holders upon written or oral request to the Company, which may be made in writing or by phone to the following address or telephone number: Allego N.V., Westervoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands, Tel. +31(0)88 033 3033. To obtain timely delivery of such information, security holders must request such information no later than five business days prior to the Expiration Date. We encourage you to submit any request for documents as soon as possible to ensure timely delivery of the documents prior to the Expiration Date.

This Prospectus/Offer to Exchange, including information incorporated by reference herein, contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this Prospectus/Offer to Exchange, including logos, artwork and other visual displays may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade name or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Certain amounts that are contained, or incorporated by reference, appear in this Prospectus/Offer to Exchange may not sum due to rounding.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Prospectus/Offer to Exchange, as well as the documents incorporated by reference herein, contain statements that are forward-looking and as such are not historical facts. These forward-looking statements include information about our possible or assumed future results of operations or our performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Words such as, “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and variations of such words and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The risk factors and cautionary language referring to or incorporated by reference in this Prospectus/Offer to Exchange provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in our forward-looking statements, including among other things, the items identified in the section entitled “Risk Factors” of this Prospectus/Offer to Exchange. Forward-looking statements contained, or incorporated by reference, in this Prospectus/Offer to Exchange may include, for example, statements about:

•	the ability to maintain the listing of the Ordinary Shares on NYSE;

•	changes adversely affecting Allego’s business;

•	the risks associated with vulnerability to industry downturns and regional or national downturns;

•	fluctuations in Allego’s revenue and operating results;

•	unfavorable conditions or further disruptions in the capital and credit markets;

•	Allego’s ability to generate cash, service indebtedness and incur additional indebtedness;

•	competition from existing and new competitors;

•	the growth of the electric vehicle market;

•	Allego’s ability to integrate any business it may acquire;

•	Allego’s ability to recruit and retrain experienced personnel;

•	risks related to legal proceedings or claims, including liability claims;

•	Allego’s dependence on third-party contractors to provide various services;

•	data security breaches or other network outages;

•	Allego’s ability to obtain additional capital on commercially reasonable terms;

•	Allego’s ability to remediate its material weaknesses in internal control over financial reporting;

•	the impact of COVID-19 and other pandemics, including related supply chain disruptions and expense increases;

•	general economic or political conditions, including the Russia/Ukraine conflict or increased trade restrictions between the United States, Russia, China and other countries;

•	the approval of the Warrant Amendment and our ability to require that all outstanding Warrants be exchanged for Ordinary Shares;

•

the exchange of Warrants for Ordinary Shares pursuant to the Offer, which will increase the number of Ordinary Shares eligible for future resale in the public market and result in dilution to our securityholders;

•	the lack of a third party determination that the Offer or the Consent Solicitation is fair to holders of the Warrants; and

•	other risks and uncertainties described in this Prospectus/Offer to Exchange, including those under the section entitled “Risk Factors,” as well as in the 2022 Form 20-F (as defined below).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, all references to “we,” “us,” “our,” “Allego,” or the “Company” refer to (i) Allego Holding B.V. and its subsidiaries prior to the consummation of the Business Combination and (ii) Allego N.V. (the successor to Athena Pubco B.V.) and its subsidiaries, including Allego Holding and Spartan, following the consummation of the Business Combination.

In this Prospectus/Offer to Exchange:

“2022 Form 20-F” means our annual report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on May 16, 2023.

“Allego Holding” means Allego Holding B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).

“Articles” means the Articles of Association of Allego N.V. contained in the Deed of Conversion and Amendment of the Articles of Association of Allego N.V.

“Board” means the board of directors of Allego.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, which were consummated on March 16, 2022.

“Business Combination Agreement” means the Business Combination Agreement and Plan of Reorganization, dated as of July 28, 2021, by and among Allego, Allego Holding, Spartan, Madeleine, and, solely with respect to the sections specified therein, E8 Investor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent Solicitation” means the solicitation of consent from the holders of the Warrants to approve the Warrant Amendment.

“E8 Investor” means E8 Partenaires, a French société par actions simplifée.

“EV” means electric vehicle.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means Midnight (end of day), Eastern Time, on September 28, 2023.

“General Meeting” means the general meeting of Allego.

“IRS” means the Internal Revenue Service.

“Madeleine” means Madeleine Charging B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).

“Offer” means the opportunity to receive 0.23 Ordinary Shares in exchange for each of our outstanding Warrants.

“Offer Period” means the period during which the Offer and Consent Solicitation is open, giving effect to any extension.

“Ordinary Shares” means the ordinary shares of Allego N.V., with a nominal value of € 0.12 per share.

v

“Private Placement Warrants” means the warrants issued to the Sponsor in a private placement simultaneously with the closing of the Business Combination. On April 20, 2022, a permitted transferee of the Sponsor exercised the Private Placement Warrants on a cashless basis. As a result of the exercise, no Private Placement Warrants are outstanding.

“Spartan” means Spartan Acquisition Corp. III, a Delaware corporation.

“Sponsor” means Spartan Acquisition Sponsor III LLC, a Delaware limited liability company.

“Warrants” means all of the 13,799,948 warrants governed by the Warrant Agreement, all of which constitute public warrants. No Private Placement Warrants are outstanding.

“Warrant Agreement” means the Warrant Agreement dated February 8, 2021 by and between Spartan and Continental Stock Transfer & Trust Company, as the warrant agent.

“Warrant Amendment” means the amendment to the Warrant Agreement permitting the Company to require that each outstanding Warrant be converted into 0.207 Ordinary Shares, which is a ratio 10% less than the exchange ratio applicable to the Offer.

“Warrant Assumption Agreement” means the Warrant Assumption Agreement dated March 16, 2022 by and among Spartan, Allego and Continental Stock Transfer & Trust Company.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS/OFFER TO EXCHANGE

In this Prospectus/Offer to Exchange, unless otherwise specified or the context otherwise requires:

“$,” “USD” and “U.S. dollar” each refers to the United States dollar; and

“€,” “EUR” and “euro” each refers to the lawful currency of certain participating member states of the European Union.

SUMMARY

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere, or incorporated by reference in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents incorporated herein by reference and all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).

Summary of the Offer and Consent Solicitation

The Company	We operate one of the largest pan-European EV public charging networks and are a provider of high value-add EV charging services to third-party customers. Our large, vehicle-agnostic European public network offers easy access for all EV car, truck and bus drivers. As of June 30, 2023, we own or operate almost 35,000 charging ports and over 17,000 public and private sites across 15 countries and have had over a million unique network users. In addition, approximately 80% of our users are recurring users as of June 30, 2023. In addition, we provide a wide variety of EV-related services including site design and technical layout, authorization and billing, and operations and maintenance to more than 400 customers that include fleets and corporations, charging hosts, original equipment manufacturers, and municipalities.

Corporate Contact Information	Allego was formed under the laws of the Netherlands in 2021 as a private limited liability company (besloten venootschap met beperkte aansprakelijkeid) and was converted into a public limited liability company (naamloze vennootschap) on the closing of the Business Combination. The mailing address of Allego’s registered office is Westervoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands, and Allego’s phone number is +31(0)88 033 3033.

Our website is www.allego.eu. The information on, or that can be accessed through, our website is not part of this Prospectus/Offer to Exchange or the registration statement of which it forms a part, and you should not consider information contained on our website in deciding whether to tender Warrants in exchange for our Ordinary Shares.

Warrants that Qualify for the Offer	As of September 18, 2023, a total of 13,799,948 Warrants were outstanding. The Warrants are governed by the Warrant Agreement, as assumed by the Company pursuant to the Warrant Assumption Agreement, and are each exercisable for one Ordinary Share at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. Pursuant to the Offer, we are offering up to an aggregate of 3,173,989 Ordinary Shares in exchange for all of the outstanding Warrants, subject to adjustment for fractional Warrants as described below in this Prospectus/Offer to Exchange.

Under the Warrant Agreement, we may call the Warrants for redemption at our option:

•	in whole and not in part;

•

at a price of $0.01 per Warrant if, and only if, the reported last sale price of our Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders; or

•

at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Ordinary Shares determined in accordance with the Warrant Agreement, based on the redemption date and the “fair market value” of our Ordinary Shares, if, and only if, the closing price of our Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant and the like) for any 20 trading days within the 30-day period ending three trading days before we send notice of the redemption to the Warrant holders; and

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder.

The “fair market value” means the average last reported sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant Agent.

The Warrants expire in 2026, subject to certain terms and conditions.

Market Price of Our Shares	Our Ordinary Shares and Warrants are listed on NYSE under the symbols “ALLG” and “ALLG.WS” respectively. See “Market Information, Dividends and Related Shareholder Matters.”

The Offer	Each Warrant holder who tenders Warrants for exchange pursuant to the Offer will receive 0.23 Ordinary Shares for each Warrant so exchanged. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional Ordinary Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Ordinary Shares pursuant to the Offer will, after aggregating all such fractional Ordinary Shares of such holder, receive one additional whole Ordinary Share in lieu of such fractional Ordinary Shares. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Ordinary Shares in the exchange.

The Ordinary Shares issued in exchange for the tendered Warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such Ordinary Shares.

The Offer is being made to all Warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation	In order to tender Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A to this Prospectus/Offer to Exchange. If approved, the Warrant Amendment would permit the Company to require that all Warrants that are outstanding upon the closing of the Offer be converted into Ordinary Shares at a ratio of 0.207 Ordinary Shares per Warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such conversion, no Warrants will remain outstanding.

Purpose of the Offer and Consent Solicitation	The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potentially dilutive impact of the Warrants. See “The Offer and Consent Solicitation—Background and Purpose of the Offer and Consent Solicitation.”

Offer Period	The Offer and Consent Solicitation will expire on the Expiration Date, which is Midnight (end of day), Eastern Time, on September 28, 2023, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants and the related consent to the Warrant Amendment will be revoked. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation—General Terms—Offer Period.”

Amendments to the Offer and Consent Solicitation	We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Ordinary Shares issued for every Warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change to the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See “The Offer and Consent Solicitation—General Terms—Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation	The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants. However, the Consent Solicitation is conditioned upon receiving the consent of holders of at least 50% of the number of the then outstanding Warrants (which is the minimum number required to amend the Warrant Agreement with respect to the Warrants). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation.”

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant holders of such event.

Withdrawal Rights	If you tender your Warrants for exchange and change your mind, you may withdraw your tendered Warrants and automatically revoke the related consent to the Warrant Amendment at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered Warrants and automatically revoke the related consent to the Warrant Amendment at any time until the extended Expiration Date. In addition, tendered Warrants may be withdrawn by you at any time after the expiration of forty business days from the commencement of the Offer, if the Warrants have not yet been accepted by us for exchange.

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Federal Income Tax Consequences of the Offer to U.S. Holders	For a U.S. Holder (as defined below in “Material U.S. Federal Income Tax Considerations”) of Warrants who participates in the Offer, we intend to treat such U.S. Holder’s exchange of Warrants for our Ordinary Shares in the Offer as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which, subject to the discussion of the PFIC rules below under “Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules,” (i) such U.S. Holder should not recognize any gain or loss on the exchange of Warrants for Ordinary Shares, (ii) such U.S. Holder’s aggregate tax basis in our Ordinary Shares received in the exchange should equal the U.S. Holder’s aggregate tax basis in such U.S. Holder’s Warrants surrendered in the exchange and (iii) such U.S. Holder’s holding period for our Ordinary Shares received in the exchange should include the U.S. Holder’s holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Ordinary Shares, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. Holders to recognize taxable income.

Although not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants not exchanged for Ordinary Shares in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which, subject to the discussion of the PFIC rules below under “Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules,” (i) a U.S. Holder of such Warrants should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) such U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal the U.S. Holder’s aggregate tax basis in such U.S. Holder’s existing Warrants surrendered in the exchange, and (iii) such U.S. Holder’s holding period for the “new” Warrants deemed to be received in the exchange should include the U.S. Holder’s holding period for the surrendered Warrants. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. See “Material U.S. Federal Income Tax Considerations.”

Material Dutch Income Tax Considerations of the Offer	See section entitled “Material Dutch Income Tax Considerations.”

No Recommendation	None of our Board, our management, our affiliates the dealer manager, the exchange agent, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section entitled “Risk Factors” beginning on page 7 of this Prospectus/Offer to Exchange.

Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company

Attn: Corporate Actions

1 State Street, 30th Floor,

New York, New York 10004

Dealer Manager	The dealer manager for the Offer and Consent Solicitation is:

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation—Dealer Manager.”

Additional Information	We recommend that our Warrant holders review the registration statement on Form F-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC before making a decision on whether to tender their Warrants for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

D.F. King & Co., Inc. 48 Wall Street, New York, NY 10005 Bank and Brokers Call Collect: (212) 269-5550 All Others, Please Call Toll-Free: (800) 967-7635 allego@dfking.com

RISK FACTORS

We operate in a market environment that is difficult to predict and that involves significant risks, many of which are beyond our control. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included, or incorporated by reference, in this Prospectus/Offer to Exchange, including the risk factors discussed under the heading “Risk Factors” in the 2022 Form 20-F and our consolidated financial statements and related notes that are incorporated by reference in this Prospectus/Offer to Exchange, before exchanging your Warrants for our Ordinary Shares. See “Where You Can Find More Information—Incorporation by Reference”. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor, if they materialize, also may adversely affect us.

Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants that are not tendered in the Offer be exchanged for Ordinary Shares at a ratio 10% less than the exchange ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Warrants, the Company will have the right to require holders of all Warrants that remain outstanding upon the closing of the Offer to exchange each of their Warrants for 0.207 Ordinary Shares. This represents a ratio of Ordinary Shares per Warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding Warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 50% of the number of the then outstanding Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 50% of the number of the then outstanding Warrants. Parties representing approximately 30.4% of the outstanding Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to the Tender and Support Agreement. Accordingly, if holders of an additional approximately 19.6% of the outstanding Warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted with respect to the Warrants.

If adopted, we currently intend to require the conversion of all outstanding Warrants to Ordinary Shares as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer shares than if they had tendered their Warrants in the Offer.

The exchange of Warrants for Ordinary Shares will increase the number of Ordinary Shares eligible for future resale and result in dilution to our shareholders.

Our Warrants may be exchanged for Ordinary Shares pursuant to the Offer, which will increase the number of Ordinary Shares eligible for future resale in the public market and result in dilution to our shareholders, although there can be no assurance that such Warrant exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Ordinary Shares. We also intend to require an exchange of all remaining outstanding Warrants assuming the approval of the Warrant Amendment. To the extent such Warrants are exchanged following the approval of the Warrant Amendment or exercised, additional Ordinary Shares will be issued. These issuances of Ordinary Shares will result in dilution to our shareholders and increase the number of Ordinary Shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrant holders.

None of us, our affiliates, the dealer manager, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your Warrants or consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Ordinary Shares in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Ordinary Shares and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for Ordinary Shares) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer Ordinary Shares than if you had tendered your Warrants in the Offer. You should consult your own individual financial advisor for assistance on how this may affect your individual situation.

The number of Ordinary Shares offered in the Offer is fixed and will not be adjusted. The market price of our Ordinary Shares may fluctuate, and the market price of our Ordinary Shares when we deliver our Ordinary Shares in exchange for Warrants could be less than the market price at the time Warrants are tendered.

The number of Ordinary Shares for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Ordinary Shares or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Ordinary Shares when we deliver Ordinary Shares in exchange for Warrants could be less than the market price of the Warrants at the time Warrants are tendered. The market price of our Ordinary Shares could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Ordinary Shares in exchange for Warrants, or during any extension of the Offer Period.

We may redeem Warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We will have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at $0.01 per Warrant, provided that the last reported sales price of our Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-day period ending three trading days before we send notice of the redemption to the Warrant holders, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Warrants, we have an effective registration statement under the Securities Act covering our Ordinary Shares issuable upon exercise of the Warrants and current prospectus relating to them is available.

In addition, we have the ability to redeem the outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that the last reported sales price of our Ordinary Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders, and provided that certain other conditions are met, including that holders will be able to exercise their Warrants on a cashless basis prior to redemption for a number of Ordinary Shares determined based on the redemption date and the fair market value of our Ordinary Shares as set forth in the Warrant Agreement. The value received upon exercise of the Warrants (i) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the Warrants, including because the number of Ordinary Shares received is capped at 0.361 Ordinary Shares per Warrant (subject to adjustment) irrespective of the remaining life of the Warrants.

If and when the Warrants that are not exchanged become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force a Warrant holder: (i) to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, will be substantially less than the market value of the Warrants.

The liquidity of the Warrants that are not exchanged may be reduced.

If the Warrant Amendment is approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “ —The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants that are not tendered in the Offer be exchanged for Ordinary Shares at a ratio 10% less than the exchange ratio applicable to the Offer.” However, if any Warrants that are not exchanged remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of the Warrants. If there continues to be a market for our Warrants, they may trade at a discount to the price at which they would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

Allego could be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the Business Combination.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, a corporation organized under the laws of the Netherlands would generally be treated as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes (an “Inverted Corporation”). If it were determined that Allego were an Inverted Corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Allego would be liable for U.S. federal income tax on its worldwide income, and its dividends, if any, would be subject to taxation by the U.S. as dividends from a U.S. Corporation.

Regardless of the application of Section 7874 of the Code, Allego is expected to be treated as a Dutch tax resident for Dutch tax purposes. Consequently, if Allego were an Inverted Corporation for U.S. federal income tax purposes under Section 7874 of the Code, it could be liable for both U.S. and Dutch taxes and dividends paid by Allego to its shareholders could be subject to both U.S. and Dutch withholding taxes.

Allego does not expect to be an Inverted Corporation for U.S. federal income tax purposes, and Allego intends to take this position on its tax returns. However, the application of Section 7874 of the Code is complex, subject to detailed U.S. Treasury regulations (the application of which is uncertain in various respects and is subject of ongoing regulatory change) and subject to certain factual uncertainties. Allego has not sought and will not seek any rulings from the IRS as to such tax treatment and there can be no assurance that the IRS will not challenge Allego’s status as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court. Further, there can be no assurance that your tax advisor or Allego’s tax advisors, will agree with the position that Allego is not an Inverted Corporation pursuant to Section 7874 of the Code. Allego is not representing to you that Allego will not be treated as an Inverted Corporation or Surrogate Foreign Corporation for U.S. federal income tax purposes under Section 7874 of the Code.

If Allego were a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders of Allego Ordinary Shares or Warrants could be subject to adverse U.S. federal income tax consequences.

If Allego is treated as a PFIC, within the meaning of Section 1297 of the Code for any taxable year (or portion thereof) during which a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) holds Allego Ordinary Shares or Warrants (regardless of whether Allego remains a PFIC for subsequent taxable years), certain adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, and interest charges on certain taxes treated as deferred, may apply to such U.S. Holder and such U.S. Holder might be subject to additional reporting requirements. Under certain circumstances, certain elections may be available to U.S. Holders of Allego Ordinary Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, but U.S. Holders will not be able to make similar elections with respect to the Warrants.

Based on the composition of Allego’s income and assets, including goodwill, Allego has taken the position that it is not a PFIC for the taxable year of the Business Combination, but such position is not free from doubt. Allego’s PFIC status for the current taxable year or any subsequent taxable year will not be determinable until after the end of each such taxable year, and Allego cannot assure you that it will not be a PFIC in the current taxable year or in any subsequent taxable year. If Allego were later determined to be a PFIC, you may be unable to make certain advantageous elections with respect to your ownership of Allego Securities that would mitigate the adverse consequences of Allego’s PFIC status, or making such elections retroactively could have adverse tax consequences to you. Allego is not representing to you, and there can be no assurance, that Allego will not be treated as a PFIC for the taxable year of the Business Combination or in any subsequent taxable year. Allego has not sought and will not seek any rulings from the IRS or any opinion from any tax advisor as to such tax treatment. U.S. Holders should consult with, and rely solely upon, their tax advisors to determine the application of the PFIC rules to them and any resultant tax consequences.

Please see the section titled “Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to our potential PFIC status. U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of our Ordinary Shares or Warrants.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been included herein, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our Warrants the opportunity to receive 0.23 Ordinary Shares in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Ordinary Shares pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional Ordinary Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Ordinary Shares pursuant to the Offer will, after aggregating all such fractional Ordinary Shares of such holder, receive one additional whole Ordinary Share in lieu of such fractional Ordinary Shares.

As part of the Offer, we are also soliciting from the holders of the Warrants their consent to the Warrant Amendment, which, if approved, will permit the Company to require that all Warrants outstanding upon completion of the Offer be converted into Ordinary Shares at a ratio of 0.207 Ordinary Shares per Warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the Warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 50% of the number of the then outstanding Warrants is required to amend the Warrant Agreement.

Holders who tender Warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered Warrants). You cannot tender any Warrants for exchange in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange.

You may tender some or all of your Warrants into the Offer.

If you elect to tender Warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange within forty business days from the commencement of the Offer may thereafter be withdrawn by you.

Corporate Information

Allego was formed under the laws of the Netherlands in 2021 as a private limited liability company (besloten venootschap met beperkte aansprakelijkeid) and was converted into a public limited liability company

(naamloze vennootschap) on the closing of the Business Combination. The mailing address of Allego’s registered office is Westervoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands, and Allego’s phone number is +31(0)88 033 3033. Allego’s principal website address is www.allego.eu. We do not incorporate the information contained on, or accessible through, Allego’s websites into this Prospectus/Offer to Exchange, and you should not consider it as a part of this Prospectus/Offer to Exchange.

Our Ordinary Shares and Warrants trade on NYSE under the symbols “ALLG” and “ALLG.WS” respectively.

Warrants Subject to the Offer

The Warrants were issued by Spartan and assumed by Allego in connection with the Business Combination. Each Warrant entitles the holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment and are quoted on NYSE under the symbol “ALLG.WS.”

As of September 18, 2023, a total of 13,799,948 Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 3,173,989 Ordinary Shares in exchange for the Warrants, subject to adjustment for fractional Warrants as described below in this Prospectus/Offer to Exchange.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is Midnight (end of day), Eastern Time, on September 28, 2023, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any Warrants that are not exchanged, or the amended terms if the Warrant Amendment is approved, until the Warrants expire on March 16, 2027.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Ordinary Shares issued for every Warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change to the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes to the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of our Ordinary Shares issuable in exchange for a Warrant, the amount of Warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants. If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, receive one additional whole Ordinary Share in lieu of such fractional shares.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

•

the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•

no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer;

•

there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants; and

•

there shall not have occurred (i) any general suspension of trading in securities in U.S. or Dutch securities or financial markets; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or the Netherlands; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, a potential renewed COVID-19 pandemic, an outbreak of a pandemic or contagious disease other than COVID-19, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the Netherlands, the United States or their respective citizens.

The Consent Solicitation is conditioned on our receiving the consent of holders of at least 50% of the number of the then outstanding Warrants (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any Warrant holder, the Offer and Consent Solicitation is conditioned upon such Warrant holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange.

The foregoing conditions are outside of our control and are solely for our benefit. We may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions, provided that, in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties; provided that any such determination may be challenged by a holder of Warrants in a court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. In the event that one or more of the events described above occurs, we will promptly notify Warrant holders of our determination as to whether to (i) waive or modify the applicable condition(s) and continue the Offer and Consent Solicitation or (ii) terminate the Offer and Consent Solicitation. In addition, depending upon the materiality of any waived condition(s) and the number of days remaining prior to the Expiration Date, we may be required to promptly disseminate disclosure regarding such waiver to Warrant holders and extend the Offer and Consent Solicitation.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants and the related consent to the Warrant Amendment will be revoked. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant holder as to whether to exchange their Warrants and deliver their consent to the Warrant Amendment. Each Warrant holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of Ordinary Shares upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if Warrants are properly tendered pursuant to the procedures described below. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Warrants will constitute a consent to the Warrant Amendment with respect to each Warrant tendered.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering Warrant holder that, among other things: (i) the Warrant holder agrees to exchange the tendered Warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the Warrant holder consents to the Warrant Amendment; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such Warrant holder is voluntarily participating in the Offer; (v) the future value of our Warrants is unknown and cannot be predicted with certainty; and (vi) such Warrant holder has read this Prospectus/Offer to Exchange and Warrant Amendment.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.

Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See “Required Communications by Beneficial Owners.”

Required Communications by Beneficial Owners

Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants on their behalf.

Tendering Warrants Using Book-Entry Transfer

To participate in the Offer and Consent Solicitation, holders of Warrants must comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below.

In addition, either:

•	the exchange agent must receive, prior to the Expiration Date a properly transmitted Agent’s Message (as defined herein); or

•

the exchange agent must receive, prior to the Expiration Date, as applicable, a timely confirmation of book-entry transfer of such Warrants into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below.

Tenders of Warrants pursuant to the procedures described above, and acceptance therefore by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Offer and Consent Solicitation, which agreement will be governed by the laws of the State of New York.

No documents should be sent to us, the dealer manager or the information agent. Delivery of an Agent’s Message through ATOP is at the election and risk of the person delivering or transmitting, and delivery will be deemed made only when actually received by the exchange agent.

By tendering Warrants pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Warrants is not effective, and the risk of loss of the Warrants does not pass to the exchange agent, until receipt by the exchange agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the exchange agent at or prior to the Expiration Date.

By tendering Warrants pursuant to the Offer, you will also be deemed to have made the representations and warranties set forth herein, including that you have full power and authority to tender, sell, exchange, assign and transfer the Warrants tendered hereby, and that when such Warrants are accepted for exchange by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed to, upon request, execute and deliver any additional documentation deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Warrants tendered hereby.

The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “ —Guaranteed Delivery Procedures” must be followed.

DTC participants and holders of Warrants desiring to tender Warrants for exchange pursuant to the Offer must do so through ATOP. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as set forth in this document, and that we may enforce such agreement against such participant. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Offer and Consent Solicitation as set forth in this Prospectus/Offer to Exchange, and that we may enforce such agreement against the participant.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Ordinary Shares in exchange for such Warrants as part of the completion of the Offer.

Book-Entry Delivery Procedures for Tendering Warrants Held with DTC

To tender Warrants on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your Warrants pursuant to the Offer and Consent Solicitation; and

•

instruct your nominee to tender all Warrants you wish to be tendered in the Offer and Consent Solicitation into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer at or prior to the Expiration Date.

Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender Warrants by effecting a book-entry transfer of Warrants to be tendered in the Offer and Consent Solicitation into the account of the exchange agent at DTC by electronically transmitting its acceptance of such Offer and Consent Solicitation through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an Agent’s Message to the exchange agent. An “Agent’s Message” is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”), tendering Warrants that the participant has received and that we may enforce the agreement against the participant. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•

the exchange agent receives by hand, mail, overnight courier, facsimile or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•

a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically (and an Agent’s Message in accordance with ATOP) must be received by the exchange agent within two days that NYSE is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Ordinary Shares for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Warrants that we determine are not in proper form or reject tenders of Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering Warrant holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder.

Withdrawal Rights

By tendering Warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Warrants. A valid withdrawal of tendered Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of Warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date, except that they may also be withdrawn after the expiration of forty business days from the commencement of the Offer, if the Warrants have not yet been accepted by us for exchange. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange within forty business days from the commencement of the Offer may thereafter be withdrawn by you.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder). A withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “ —Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment” at any time prior to the Expiration Date.

A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the Warrant holder who tendered the Warrants being withdrawn. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is Midnight (end of day), Eastern Time, on September 28, 2023, or such later time and date to which we may extend. Our Ordinary Shares to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from the exchange agent confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of book-entry delivery of the tendered Warrants (and an Agent’s Message in accordance with ATOP).

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

Our Board approved the Offer and Consent Solicitation on August 24, 2023. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potentially dilutive impact of the Warrants. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Ordinary Shares in exchange for such Warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

There are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

Neither we nor any of our directors, executive officers or affiliates beneficially own any of the Warrants.

MARKET INFORMATION, DIVIDENDS AND RELATED SHAREHOLDER MATTERS

Market Information of Ordinary Shares and Warrants

Our Ordinary Shares and Warrants are listed on NYSE under the symbols “ALLG” and “ALLG.WS,” respectively. As of September 18, 2023, a total of 13,799,948 Warrants were outstanding.

As of September 18, 2023, there were approximately 12 holders of record of our Ordinary Shares and one holder of record of our Warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our Ordinary Shares and Warrants as reported on the NYSE for periods subsequent to March 16, 2022 and of the common stock and warrants of Spartan for periods prior to March 16, 2022:

Quarter Ended	Low Sales Price of Ordinary Shares	High Sales Price of Ordinary Shares	Low Sales Price of Warrants	High Sales Price of Warrants
June 30, 2023	$1.85	$3.88	$0.13	$0.29
March 31, 2023	$2.17	$4.89	$0.10	$0.34
December 31, 2022	$2.33	$5.06	$0.10	$0.51
September 30, 2022	$3.35	$6.59	$0.31	$0.61
June 30, 2022	$5.01	$15.95	$0.45	$1.25
March 31, 2022	$5.66	$28.44	$0.63	$1.85
December 31, 2021	$9.85	$10.00	$0.98	$1.80
September 30, 2021	$9.67	$9.93	$0.95	$1.49
June 30, 2021	$9.71	$10.00	$0.86	$1.41

Dividends

Allego has never paid or declared any cash dividends in the past, and Allego does not anticipate paying any cash dividends in the foreseeable future. Allego intends to retain all available funds and any future earnings to fund the further development and expansion of its business. Under Dutch law, Allego may only pay dividends and other distributions from its reserves to the extent its shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus the reserves Allego must maintain under Dutch law or the Articles and (if it concerns a distribution of profits) after adoption of Allego’s statutory annual accounts by the General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from its reserves will be at the discretion of the Board and will depend upon a number of factors, including Allego’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors Allego deems relevant.

Under the Articles, the Board may decide that all or part of the profits shown in Allego’s adopted statutory annual accounts will be added to Allego’s reserves. After reservation of any such profits, any remaining profits will be at the disposal of the General Meeting at the proposal of the Board for distribution on the Ordinary Shares, subject to applicable restrictions of Dutch law. The Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to Allego (verjaring).

Allego may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution Allego is not able to pay its due and collectable debts, then its shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to Allego’s creditors. Allego has never declared or paid any cash dividends and Allego has no plan to declare or pay any dividends in the foreseeable future on Ordinary Shares. Allego currently intends to retain any earnings for future operations and expansion.

Since Allego is a holding company, its ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and Allego’s receipt of dividends, loans or other funds from, its subsidiaries. Allego’s subsidiaries are separate and distinct legal entities and have no obligation to make funds available to Allego. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which Allego’s subsidiaries may pay dividends, make loans or otherwise provide funds to Allego.

Source and Amount of Funds

To comply with the Dutch law requirement that Ordinary Shares issuable upon completion of this Offer are fully paid for, the par value per Ordinary Share will be charged against our share premium reserve recognized for Dutch tax purposes upon such issuance. Consequently, and because this transaction is an offer to holders to exchange their existing Warrants for our Ordinary Shares, there is no other source of funds or other cash consideration being paid by us to, or to us from, those tendering Warrant holders pursuant to the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions will be approximately $1,965,000. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent

Continental Stock Transfer & Trust Company, has been appointed the exchange agent for the Offer and Consent Solicitation. All correspondence in connection with the Offer should be sent or delivered by each holder of the Warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained BofA Securities, Inc. to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including Warrants, and, to the extent that the dealer manager or its affiliates own Warrants during the Offer and Consent Solicitation, they may tender such Warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offering. With the exception of the SEC Registration Fee, Exchange Agent Expenses, Dealer Manager Expenses and Information Agent Expenses, all amounts are estimates.

$
SEC Registration Fee	1,036.25
Legal Fees and Expenses	800,000
Accounting Fees and Expenses	60,000
Printing Expenses	70,000
Exchange Agent Expenses	22,500
Dealer Manager Expenses	1,000,000
Information Agent Expenses	10,000

Total	1,963,536.25

Transactions and Agreements Concerning Our Securities

Other than as set forth below and (i) in the section of this Prospectus/Offer to Exchange entitled “Description of Share Capital and Articles of Association” and (ii) as set forth in the Articles, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

Neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our Warrants in the last 60 days.

Tender and Support Agreement

Parties representing approximately 30.4% of the outstanding Warrants have agreed to tender their Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement.

Therefore, if holders of an additional approximately 19.6% of the outstanding Warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted with respect to the Warrants.

Registration Under the Exchange Act

The Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Warrants. We currently do not intend to terminate the registration of the Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Ordinary Shares.

Accounting Treatment

The Warrants will be remeasured to fair value through profit and loss upon the exchange. We will account for the exchange of Warrants as a settlement of the related warrants liability and an issuance of Ordinary Shares without further consideration received. The fair value of the Warrants exchanged will be recorded as a debit to warrants liability, the par value of each Ordinary Share issued in the Offer will be recorded as a credit to share capital, and the difference between the fair value of the Warrants and the par value of Ordinary Shares will be recorded as a credit to share premium. Furthermore, the difference between the fair value of the Ordinary Shares issued and the fair value of the Warrants exchanged will be recognized through profit and loss. The Offer will not modify the current accounting treatment for the Warrants that are not exchanged.

Absence of Appraisal or Dissenters’ Rights

Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area (each a “Relevant State”), no offering materials in connection with the Offer have been or will be disseminated and no Ordinary Shares have been offered or will be offered to the public in that Relevant State in connection with this offering prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant State or, where appropriate, approved by the competent authority in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”); provided that, offers of Ordinary Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representative of the dealer manager for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Ordinary Shares shall require us or any representative of the dealer manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. Neither we nor the representative of the dealer manager have authorized, nor do they authorize, the making of any offer of Ordinary Shares in circumstances in which an obligation arises for us or the dealer manager to publish a prospectus for such offer pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations for U.S. Holders (as defined below) of the receipt of Ordinary Shares in exchange for Warrants pursuant to the Offer, of the Warrant Amendment of Warrants not exchanged for Ordinary Shares in the Offer and of the ownership and disposition of our Ordinary Shares received in exchange for Warrants pursuant to the Offer. This section applies only to U.S. Holders that hold their Warrants and, upon the exchange of the Warrants pursuant to the Offer, Ordinary Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion is included for general informational purposes only, does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a Holder, and does not constitute, and is not, a tax opinion for or tax advice to any particular U.S. Holder. This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to U.S. Holders that are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to our Ordinary Shares or Warrants;

•

persons required to accelerate the recognition of any item of gross income with respect to our Ordinary Shares or Warrants as a result of such income being recognized on an applicable financial statement;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	mutual funds;

•	pension plans;

•	individual retirement accounts or other tax-deferred accounts;

•	regulated investment companies or real estate investment trusts;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•	U.S. expatriates or former long-term residents of the United States;

•	persons that directly, indirectly or constructively own ten percent or more (by vote or value) of our capital stock;

•	S corporations;

•	trusts and estates;

•	persons that acquired their Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•

persons that hold Ordinary Shares or Warrants as part of a straddle, constructive sale, constructive ownership transaction, hedging, wash sale, synthetic security, conversion or other integrated or similar transaction;

•	U.S. Holders whose functional currency is not the U.S. dollar; or

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Warrants or Ordinary Shares received in exchange for the Warrants in the Offer, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Warrants or Ordinary Shares received in exchange for the Warrants in the Offer and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS OF OUR WARRANTS AND OF ORDINARY SHARES RECEIVED IN EXCHANGE FOR THE WARRANTS IN THE OFFER. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE FOREGOING, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

As used herein, a “U.S. Holder” is a beneficial owner of a Warrant or an Ordinary Share who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Exchange of Warrants for our Ordinary Shares

For a U.S. Holder of Warrants who participates in the Offer, we intend to treat such U.S. Holder’s exchange of Warrants for Ordinary Shares in the Offer as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which, subject to the PFIC rules below, (i) such U.S. Holder should not recognize any gain or loss on the exchange of Warrants for Ordinary Shares, (ii) such U.S. Holder’s aggregate tax basis in the Ordinary Shares received in the exchange should equal the U.S. Holder’s aggregate tax basis in the Warrants surrendered in the exchange and (iii) such U.S. Holder’s holding period for the Ordinary Shares received in the exchange should include the U.S. Holder’s holding period for the surrendered Warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of Warrants at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for Ordinary Shares, there can be no assurance in this regard. Alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of Warrants for Ordinary Shares were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Ordinary Shares described below under “ —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares.”

Although we believe the exchange of Warrants for Ordinary Shares pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Ordinary Shares to an exchanging Holder having a value in excess of the Warrants surrendered by such Holder, such excess value could be viewed as a constructive dividend or a fee received in consideration for consenting to the Warrant Amendment (which fee may be taxable as ordinary income to the U.S. Holder).

If we are or have been treated as a PFIC, as discussed below under “ —Passive Foreign Investment Company Rules,” under certain proposed Treasury regulations, any gain realized on the exchange of Warrants for Ordinary Shares pursuant to the Offer might be subject to certain special and adverse rules requiring recognition even though the exchange pursuant to the Offer may otherwise qualify as a nonrecognition transaction for U.S. federal income tax purposes. Losses would not be recognized. U.S. Holders are urged to consult with their tax advisors regarding the treatment of the Offer if we are or have been treated as a PFIC.

If a U.S. Holder exchanges Warrants for Ordinary Shares pursuant to the Offer, and if the U.S. Holder holds five percent or more of Ordinary Shares prior to the exchange, or if the U.S. Holder holds Warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, such U.S. Holder will be required to file with its U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, prior to the exchange, of the Warrants transferred in the exchange and the U.S. Holder’s tax basis, prior to the exchange, in Ordinary Shares or other securities), and to maintain permanent records containing such information.

Warrants not exchanged for our Ordinary Shares if the Warrant Amendment is approved

Although not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants not exchanged for Ordinary Shares in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) a U.S. Holder of such Warrants should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) such U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal the U.S. Holder’s aggregate tax basis in its existing Warrants deemed surrendered in the exchange, and (iii) such U.S. Holder’s holding period for the “new” Warrants deemed to be received in the exchange should include the U.S. Holder’s holding period for the Warrants deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. U.S. Holders should consult their tax advisor as to the applicability of these special rules to their particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Ordinary

Shares described below under “ —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares.”

If we are or have been treated as a PFIC as discussed below under “Passive Foreign Investment Company Rules,” under certain proposed Treasury regulations, any gain realized on the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment might be subject to certain special and adverse rules requiring recognition even though the deemed exchange pursuant to the Warrant Amendment may otherwise qualify as a nonrecognition transaction for U.S. federal income tax purposes. Losses would not be recognized. U.S. Holders are urged to consult with their tax advisors regarding the treatment of the Warrant Amendment if we were characterized as a PFIC.

Warrants not exchanged for our Ordinary Shares if the Warrant Amendment is not approved

If the Warrant Amendment is not approved, a U.S. Holder should not have any U.S. federal income tax consequences from the Offer with respect to Warrants that are not exchanged for our Ordinary Shares pursuant to the Offer.

Dividends and Other Distributions on our Ordinary Shares

As described in “Market Information, Dividends and Related Shareholder Matters—Dividends,” we do not anticipate making distributions to U.S. Holders of Ordinary Shares at this time. Subject to the PFIC rules discussed below under the heading “ —Passive Foreign Investment Company Rules,” distributions on our Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described below under the heading “ —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares.” Because we do not calculate our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that we pay to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, and, in each case, we are not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares.

The amount of any dividend distribution, if any, paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Amounts taxable as dividends generally will include amounts, if any, withheld as described below under “Material Dutch Income Tax Considerations” and generally be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. Holder, generally be “passive” category income which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such

U.S. Holder. Additionally, the rules governing the treatment of foreign taxes imposed on a U.S. Holder and foreign tax credits are complex and the United States Treasury recently issued additional regulations imposing further restrictions on the use of foreign tax credits. Accordingly, U.S. Holders should consult their tax advisors about the impact of these rules in their particular situations.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares

Subject to the PFIC rules discussed below under the heading “ —Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of our Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Ordinary Shares, in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of our Ordinary Shares received in exchange for Warrants pursuant to the Offer could be materially different from that described above if we are treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. U.S. Holders are urged to consult with their tax advisors regarding the treatment of the Offer and our Ordinary Shares received in exchange for Warrants pursuant to the Offer if we were characterized as a PFIC.

A non-U.S. corporation generally will be a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of its assets (determined based on a quarterly average) are held for the production of, or produce, passive income (such test described in clause (ii), “Asset Test”). Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of any corporation in which it holds, directly or indirectly, a 25% or greater interest by value of the stock. While the Asset Test is generally performed based on the fair market value of the assets, special rules apply with respect to the Asset Test in the case of the assets held by controlled foreign corporations. Based on the composition of our and our subsidiaries’ income, assets, structure and operations and certain factual assumptions, although not free from doubt, we do not expect to be a PFIC for the taxable year ending December 31, 2022. There can, however, be no assurance regarding our PFIC status for the current taxable year or any subsequent taxable year, because PFIC status is determined annually and requires a factual determination that depends on, among other things, the composition of a company’s income, assets and activities in each taxable year, and can only be made annually after the close of each taxable year, and is thus subject to significant uncertainty. Furthermore, the value of our gross assets is likely to be determined in part by reference to our market capitalization, which may fluctuate significantly. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year.

Although our PFIC status is determined annually, we will generally continue to be treated as a PFIC in subsequent years in the case of a U.S. Holder who held our Ordinary Shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Ordinary Shares and, in the case of our Ordinary Shares, the U.S. Holder did not make either an applicable PFIC election (or elections), as further described below, for our first taxable year in which we were treated as a PFIC and in which the U.S. Holder held (or was deemed to hold) such Ordinary Shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares (which may include gain realized by reason of transfers of our Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares). Under proposed regulations, these rules could apply to any portion of the holding period of the Ordinary Shares received in exchange for Warrants pursuant to the Offer, or pursuant to the terms of the Warrant Amendment, if approved, that is attributable to the holding period for the Warrant prior to such exchange.

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for our Ordinary Shares;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

Under proposed Treasury regulations, for purposes of the above rules (i) the exercise of a warrant to acquire stock in a PFIC is not treated as a disposition of PFIC stock and (ii) gain is not recognized on a disposition of PFIC stock that results from a nonrecognition transfer if PFIC stock is exchanged for stock in the same or another corporation that is also a PFIC. However, (i) the exchange of Warrants for Ordinary Shares pursuant to the Offer or (ii) the deemed exchange of Warrants not exchanged for Ordinary Shares in the Offer for “new” warrants pursuant to the terms of the Warrant Amendment may not be eligible for those rules. U.S. Holders of Warrants should consult their tax advisors with respect to the application of these rules to the exercise, exchange or amendment of their Warrants if Allego were characterized as a PFIC for any taxable year (or portion thereof) that is included in the holding period of the U.S. Holder of our Warrants or Ordinary Shares.

If Allego is a PFIC and, at any time, owns equity in a non-U.S. corporation that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Allego receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

If we are a PFIC and our Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) our Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. For this purpose, Ordinary Shares generally will be considered regularly traded (i) during the calendar year of initial public offering if they are traded, other than in de minimis quantities, on 1/6 of the days remaining in the quarter in which the initial public offering occurs and on at least 15 days during each remaining quarter of that calendar year (or, if the initial public offering occurs in the fourth quarter, on the greater of 1/6 of the days remaining in such quarter or 5 days) and (ii) during any other calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless our Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder will generally continue to be subject to the PFIC rules discussed above with respect to such Holder’s indirect interest in any investments Allego holds that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. As a result, it is possible that any mark-to-market election will be of limited benefit. A U.S. Holder that is eligible to make a mark-to-market with respect to such Holder’s Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to our Ordinary Shares under their particular circumstances. Under current law, a mark-to-market election may not be made with respect to Warrants that are not exchanged for Ordinary Shares.

Alternatively, a U.S. Holder of a PFIC may generally be able to avoid the adverse PFIC tax consequences described above in respect of stock of the PFIC by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of the PFIC’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which the PFIC’s taxable year ends and each subsequent taxable year. The U.S. Holder’s adjusted basis in Ordinary Shares will be increased by the amounts so included in gross income. Any subsequent distribution by Allego that is paid out of the earnings and profits that were previously so included in gross income of the U.S. Holder generally will not be taxable as a dividend to the U.S. Holder, and the U.S.

Holder’s adjusted basis in the Ordinary Shares will decrease by the amount of the distribution not treated as a taxable dividend. If a U.S. Holder has timely made a QEF election with respect to the Ordinary Shares, any gain such U.S. Holder recognizes upon the sale or other disposition of the Ordinary Shares generally will be treated as capital gain, and no interest charge will be imposed. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from the PFIC. We do not presently intend to provide a PFIC Annual Information Statement in order for U.S. Holders to make or maintain a QEF election.

It is not entirely clear how various aspects of the PFIC rules apply to the Warrants. However, QEF elections are not available with respect to Warrants, and U.S. Holders of Warrants who exchange Warrants for Ordinary Shares generally may not benefit from a QEF election if Allego were a PFIC during any period in which such Holder held Warrants. U.S. Holders are urged to consult their tax advisors as to the application of the PFIC rules to the Warrants.

PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a mark-to-market or any other election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until after such required information is furnished to the IRS.

The rules governing PFICs and mark-to-market and other elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Ordinary Shares are urged to consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to our Ordinary Shares, subject to certain exceptions (including an exception for our Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold our Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our Ordinary Shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding.

Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation (other than an S corporation) or other exempt recipient or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE RECEIPT, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES OR OF THE WARRANT AMENDMENT OR WARRANTS NOT EXCHANGED FOR ORDINARY SHARES IN THE OFFER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

MATERIAL DUTCH INCOME TAX CONSIDERATIONS

The following discussion only outlines certain material Dutch income tax considerations of the receipt of Ordinary Shares in exchange for Warrants pursuant to the Offer, of the Warrant Amendment of Warrants not exchanged for Ordinary Shares in the Offer and of the ownership and disposition of our Ordinary Shares received in exchange for Warrants pursuant to the Offer. This section does not purport to describe all possible tax considerations or consequences that may be relevant to a holder of Warrants or Ordinary Shares and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as trusts or similar arrangements) may be subject to special rules. In view of its general nature, this section should be treated with corresponding caution.

This section is based on the tax laws of the Netherlands, published regulations thereunder and published authoritative case law, all as in effect on the date hereof, including, for the avoidance of doubt, the tax rates applicable on the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change may invalidate the contents of this section, which will not be updated to reflect such change. Where this section refers to “the Netherlands” or “Dutch” it refers only to the part of the Kingdom of the Netherlands located in Europe.

This section is intended as general information only and is not Dutch tax advice or a complete description of all Dutch tax consequences relating to the receipt of Ordinary Shares in exchange for Warrants pursuant to the Offer, of the Warrant Amendment of the Warrants not exchanged for Ordinary Shares in the Offer or the ownership and disposition of our Ordinary Shares received in exchange for Warrants pursuant to the Offer. Holders of Warrants and prospective holders of Ordinary Shares should consult their own tax advisor regarding the Dutch tax consequences relating to the exchange of the Warrants for Ordinary Shares, the Warrant Amendment or the acquisition, ownership and disposition of Ordinary Shares in light of their particular circumstances.

Please note that this section does not describe the Dutch tax consequences for:

(i) a holder of Warrants or Ordinary Shares if such holder has a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in us under the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a holder is considered to hold a substantial interest in us if such holder alone or, in the case of an individual, together with such holder’s partner for Dutch income tax purposes, or any relatives by blood or marriage in the direct line (including foster children), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of us or of 5% or more of the issued and outstanding capital of a certain class of shares; or (ii) rights, including Warrants, to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights that relate to 5% or more of our annual profits or to 5% or more of our liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in us has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

(ii) a holder of Warrants or Ordinary Shares if the Warrants or Ordinary Shares held by such holder qualify or qualified as a participation (deelneming) for purposes of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). Generally, a holder’s shareholding of, or right to acquire, 5% or more in our nominal paid-up share capital qualifies as a participation. A holder may also have a participation if (a) such holder does not have a shareholding of 5% or more but a related entity (statutorily defined term) has a participation or (b) we are a related entity (statutorily defined term);

(iii) a holder of Ordinary Shares which is or who is entitled to the dividend withholding tax exemption (inhoudingsvrijstelling) with respect to any income (opbrengst) derived from our Ordinary Shares (as defined in Article 4 of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting). Generally, a holder of Ordinary Shares may be entitled or required to apply, subject to certain other requirements, the dividend withholding tax exemption if it is an entity and holds an interest of 5% or more in our nominal paid-up share capital;

(iv) pension funds, investment institutions (fiscale beleggingsinstellingen) and tax exempt investment institutions (vrijgestelde beleggingsinstellingen) (each as defined in the Dutch Corporate Income Tax Act 1969) and other entities that are, in whole or in part, not subject to or exempt from Dutch corporate income tax, entities that have a function comparable to an investment institution or a tax exempt investment institution, as well as entities that are exempt from corporate income tax in their country of residence, such country of residence being another state of the European Union, Norway, Liechtenstein, Iceland or any other state with which the Netherlands has agreed to exchange information in line with international standards; and

(v) a holder of Warrants or Ordinary Shares if such holder is an individual for whom the Warrants or Ordinary Shares or any benefit derived from the Warrants or Ordinary Shares is a remuneration or deemed to be a remuneration for (employment) activities performed by such holder or certain individuals related to such holder (as defined in the Dutch Income Tax Act 2001).

Exchange of Warrants for Ordinary Shares

Dividend withholding tax

The exchange of the Warrants does in our view not give rise to Dutch dividend withholding tax, except to the extent the par value of the Ordinary Shares (currently, the par value per Ordinary Share is € 0.12) received by the holder of Warrants is not charged against our share premium reserve recognized for Dutch dividend withholding tax purposes. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant holder of a Warrants, Dutch dividend withholding tax shall be due by us on a grossed-up basis, meaning that the Dutch dividend withholding tax basis shall be equal to the amount referred to in the preceding sentence multiplied by 100/85.

In addition, it cannot be excluded that payments made in consideration for the exchange of the Warrants are in part subject to Dutch dividend withholding tax. To date, no authoritative case law of the Dutch courts has been made publicly available in this respect.

Dutch Resident Entities

Generally, if the holder of Warrants is a legal entities that is resident or deemed to be resident of the Netherlands for Dutch corporate income tax purposes (“Dutch Resident Entities”), any income derived or deemed to be derived from the Warrants or any capital gains realized on the disposal or deemed disposal or exchange of the Warrants is subject to Dutch corporate income tax at a rate of 19% with respect to taxable profits up to €200,000 and 25.8% with respect to taxable profits in excess of that amount (rates and brackets for 2023).

Dutch Resident Individuals

If the holder of Ordinary Shares is an individual who is resident or deemed to be resident of the Netherlands for Dutch personal income tax purposes (“Dutch Resident Individuals”), any income derived or deemed to be derived from the Warrants or any capital gains realized on the disposal or deemed disposal or exchange of the Warrants is subject to Dutch personal income tax at the progressive rates (with a maximum of 49.5% in 2023), if:

(i) the Warrants are attributable to an enterprise from which the holder of Warrants derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise without being a shareholder (as defined in the Dutch Income Tax Act 2001); or

(ii) the holder of Warrants is considered to perform activities with respect to the Warrants that go beyond ordinary asset management (normaal, actief vermogensbeheer) or otherwise derives benefits from the Warrants that are taxable as benefits from miscellaneous activities (resultaat uit overige werkzaamheden).

Taxation of savings and investments

If the above-mentioned conditions (i) and (ii) do not apply to the Dutch Resident Individual, the Warrants will be subject to an annual Dutch income tax under the regime for savings and investments (inkomen uit sparen en beleggen). Taxation only occurs insofar the Dutch Resident Individual’s net investment assets for the year exceed a statutory threshold (heffingvrij vermogen). The net investment assets for the year are the fair market value of the investment assets less the fair market value of the liabilities on January 1 of the relevant calendar year (reference date; peildatum). See for more information under ‘Taxes on income and capital gains in respect of our Ordinary Shares—Taxation of savings and investments below’.

Actual income or capital gains realized in respect of the exchange of the Warrants are as such not subject to Dutch income tax.

Non-residents of the Netherlands

A holder of Warrants that is neither a Dutch Resident Entity nor a Dutch Resident Individual will not be subject to Dutch income tax in respect of income derived or deemed to be derived from the Warrants or in respect of capital gains realized on the disposal or deemed disposal or exchange of the Warrants, provided that:

(i) such holder does not have an interest in an enterprise or deemed enterprise (as defined in the Dutch Income Tax Act 2001 and the Dutch Corporate Income Tax Act 1969, as applicable) which, in whole or in part, is either effectively managed in the Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the Warrants are attributable; and

(ii) in the event the holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the Warrants that go beyond ordinary asset management and does not otherwise derive benefits from the Warrants that are taxable as benefits from miscellaneous activities in the Netherlands.

Warrants not exchange for our Ordinary Shares if the Warrant Amendment is approved

If the Warrants Amendment is approved and the Warrants are converted into Ordinary Shares, the Dutch tax consequences as set out under ‘Exchange of Warrants for Ordinary Shares’ apply to the conversion of the Warrants into Ordinary Shares.

Warrants not exchanged for our Ordinary Shares if the Warrant Amendment is not approved

If the Warrant Amendment is not approved, there are no Dutch income tax consequences of the Offer with respect to Warrants that are not exchanged for our Ordinary Shares pursuant to the Offer.

Dividends and Other Distributions on our Ordinary Shares

Dividends distributed by us are generally subject to Dutch dividend withholding tax at a rate of 15%. Generally, we are responsible for the withholding of such dividend withholding tax at source; the Dutch dividend withholding tax is for the account of the holder of Ordinary Shares.

The expression “dividends distributed” includes, but is not limited to:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

•

liquidation proceeds, proceeds from the redemption of Ordinary Shares, or proceeds from the repurchase of Ordinary Shares (other than as temporary portfolio investment; tijdelijke belegging) by us or one of our subsidiaries or other affiliated entities, in each case to the extent such proceeds exceed the average paid-in capital of those Ordinary Shares as recognized for Dutch dividend withholding tax purposes;

•

an amount equal to the par value of the Ordinary Shares issued or an increase of the par value of the Ordinary Shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

•

partial repayment of the paid-in capital recognized for Dutch dividend withholding tax purposes, if and to the extent that we have “net profits” (zuivere winst), unless (i) our General Meeting has resolved in advance to make such repayment and (ii) the par value of the Ordinary Shares concerned has been reduced by an equal amount by way of an amendment to our articles of association. The term “net profits” includes anticipated profits that have yet to be realized.

Dutch Resident Entities generally are entitled to an exemption from, or a credit for, any Dutch dividend withholding tax against their Dutch corporate income tax liability. The credit in any given year is, however, limited to the amount of Dutch corporate income tax payable in respect of the relevant year with an indefinite carry forward of any excess amount. Dutch Resident Individuals generally are entitled to a credit for any Dutch dividend withholding tax against their Dutch personal income tax liability and to a refund of any residual Dutch dividend withholding tax. The above generally also applies to holders of Ordinary Shares that are neither resident nor deemed to be resident of the Netherlands (“Non-Resident Holders”) if the Ordinary Shares are attributable to a Dutch permanent establishment of such Non-Resident Holder.

A holder of Ordinary Shares resident of a country other than the Netherlands may, depending on such holder’s specific circumstances, be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax under Dutch domestic tax law, EU law, or treaties for the avoidance of double taxation in effect between the Netherlands and such other country.

Dividend stripping

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch tax, exemption from, reduction, or refund of Dutch dividend withholding tax will be granted if the recipient of the dividends we paid is not considered the beneficial owner (uiteindelijk gerechtigde; as described in the Dutch Dividend Withholding Tax Act 1965) of those dividends. This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. The Dutch State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a double taxation convention.

Conditional withholding tax on dividends (as of January 1, 2024)

As of January 1, 2024, a Dutch conditional withholding tax will be imposed on dividends distributed by us to entities related (gelieerd) to us (within the meaning of the Dutch Withholding Tax Act 2021; Wet bronbelasting 2021), if such related entity:

•

is considered to be resident (gevestigd) in a jurisdiction that is listed in the yearly updated Dutch Regulation on low-taxing states and non-cooperative jurisdictions for tax purposes (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden) (a “Listed Jurisdiction”); or

•	has a permanent establishment located in a Listed Jurisdiction to which the Ordinary Shares are attributable; or

•

holds the Ordinary Shares with the main purpose or one of the main purposes of avoiding taxation for another person or entity and there is an artificial arrangement or transaction or a series of artificial arrangements or transactions; or

•

is not considered to be the beneficial owner of the Ordinary Shares in its jurisdiction of residence because such jurisdiction treats another entity as the beneficial owner of the Ordinary Shares (a hybrid mismatch); or

•	is not resident in any jurisdiction (also a hybrid mismatch); or

•

is a reverse hybrid (within the meaning of Article 2(12) of the Dutch Corporate Income Tax Act 1969), if and to the extent (x) there is a participant in the reverse hybrid which is related (gelieerd) to the reverse hybrid, (y) the jurisdiction of residence of such participant treats the reverse hybrid as transparent for tax purposes and (z) such participant would have been subject to the Dutch conditional withholding tax in respect of dividends distributed by us without the interposition of the reverse hybrid, all within the meaning of the Dutch Withholding Tax Act 2021.

The Dutch conditional withholding tax on dividends will be imposed at the highest Dutch corporate income tax rate in effect at the time of the distribution (2023: 25.8%). The Dutch conditional withholding tax on dividends will be reduced, but not below zero, by any regular Dutch dividend withholding tax withheld in respect of the same dividend distribution. As such, based on the currently applicable rates, the overall effective tax rate of withholding the regular Dutch dividend withholding tax (as described above) and the Dutch conditional withholding tax on dividends will not exceed the highest corporate income tax rate in effect at the time of the distribution (2023: 25.8%).

Taxes on income and capital gains in respect of our Ordinary Shares

Dutch Resident Entities

Generally, if the holder of Ordinary Shares is a Dutch Resident Entity, any income derived or deemed to be derived from the Ordinary Shares or any capital gains realized on the disposal or deemed disposal of the Ordinary Shares is subject to Dutch corporate income tax at a rate of 19% with respect to taxable profits up to €200,000 and 25.8% with respect to taxable profits in excess of that amount (rates and brackets for 2023).

Dutch Resident Individuals

If the holder of Ordinary Shares is Dutch Resident Individual, any income derived or deemed to be derived from the Ordinary Shares or any capital gains realized on the disposal or deemed disposal of the Ordinary Shares is subject to Dutch personal income tax at the progressive rates (with a maximum of 49.5% in 2023), if:

(i) the Ordinary Shares are attributable to an enterprise from which the holder of Ordinary Shares derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise without being a shareholder (as defined in the Dutch Income Tax Act 2001); or

(ii) the holder of Ordinary Shares is considered to perform activities with respect to the Ordianry Shares that go beyond ordinary asset management (normaal, actief vermogensbeheer) or otherwise derives benefits from the Ordinary Shares that are taxable as benefits from miscellaneous activities (resultaat uit overige werkzaamheden).

Taxation of savings and investments

If the above-mentioned conditions (i) and (ii) do not apply to the Dutch Resident Individual, the Ordinary Shares will be subject to an annual Dutch income tax under the regime for savings and investments (inkomen uit sparen en beleggen). Taxation only occurs insofar the Dutch Resident Individual’s net investment assets for the year exceed a statutory threshold (heffingvrij vermogen). The net investment assets for the year are the fair market value of the investment assets less the fair market value of the liabilities on January 1 of the relevant calendar year (reference date; peildatum). Actual income or capital gains realized in respect of the Ordinary Shares are as such not subject to Dutch income tax.

The Dutch Resident Individual’s assets and liabilities taxed under this regime, including the Ordinary Shares, are allocated over the following three categories: (a) bank savings (banktegoeden), (b) other investments (overige bezittingen), including the Ordinary Shares, and (c) liabilities (schulden). The taxable benefit for the year (voordeel uit sparen en beleggen) is equal to the product of (x) the total deemed return divided by the sum of bank savings, other investments and liabilities and (b) the sum of bank savings, other investments and liabilities minus the statutory threshold, and is taxed at a flat rate of 32% (rate for 2023).

The deemed return applicable to other investments, including the Ordinary Shares, is set at 6.17% for the calendar year 2023. Transactions in the three-month period before and after 1 January of the relevant calendar year implemented to arbitrate between the deemed return percentages applicable to bank savings, other investments and liabilities will for this purpose be ignored if the holder of Ordinary Shares cannot sufficiently demonstrate that such transactions are implemented for other than tax reasons.

Non-residents of the Netherlands

A holder of Ordinary Shares that is neither a Dutch Resident Entity nor a Dutch Resident Individual will not be subject to Dutch income tax in respect of income derived or deemed to be derived from the Ordinary Shares or in respect of capital gains realized on the disposal or deemed disposal of the Ordinary Shares, provided that:

(i) such holder does not have an interest in an enterprise or deemed enterprise (as defined in the Dutch Income Tax Act 2001 and the Dutch Corporate Income Tax Act 1969, as applicable) which, in whole or in part, is either effectively managed in the Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the Ordinary Shares are attributable; and

(ii) in the event the holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the Ordinary Shares that go beyond ordinary asset management and does not otherwise derive benefits from the Ordinary Shares that are taxable as benefits from miscellaneous activities in the Netherlands.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

This section of the Prospectus/Offer to Exchange includes a description of the material terms of the Articles and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Articles, of which an unofficial English translation is attached as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. We urge you to read the full text of the Articles.

Overview

Allego was incorporated pursuant to Dutch law on June 3, 2021. Allego’s corporate affairs are governed by the Articles, the rules of the Board, Allego’s other internal rules and policies and by Dutch law. Allego is registered with the Dutch Trade Register under number 73283754. Allego’s corporate seat is in Arnhem, the Netherlands, and Allego’s office address is Westervoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands. As of the date of this Prospectus/Offer to Exchange, Allego is a Dutch public limited liability company (naamloze vennootschap).

Share Capital

Authorized Share Capital

As of the date of this Prospectus/Offer to Exchange, Allego has an authorized share capital in the amount of € 108,000,000, divided into 900,000,000 Ordinary Shares, each with a nominal value of € 0.12. Under Dutch law, Allego’s authorized share capital is the maximum capital that Allego may issue without amending the Articles. An amendment of the Articles would require a resolution of General Meeting upon proposal by the Board.

The Articles provide that, for as long as any Ordinary Shares are admitted to trading on NYSE or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of Ordinary Shares reflected in the register administered by Allego’s transfer agent, subject to certain overriding exceptions under Dutch law. Such resolution, as well as a resolution to revoke such designation, has been made public in accordance with applicable law and has been deposited at the offices of the Company and the Dutch Trade Register for inspection.

Ordinary Shares

The following summarizes the material rights of holders of Ordinary Shares:

•	each holder of Ordinary Shares is entitled to one vote per Ordinary Share on all matters to be voted on by shareholders generally, including the appointment of directors;

•	there are no cumulative voting rights;

•	the holders of Ordinary Shares are entitled to dividends and other distributions as may be declared from time to time by Allego out of funds legally available for that purpose, if any;

•

upon Allego’s liquidation and dissolution, the holders of Ordinary Shares will be entitled to share ratably in the distribution of all of Allego’s assets remaining available for distribution after satisfaction of all Allego’s liabilities; and

•

the holders of Ordinary Shares have pre-emption rights in case of share issuances or the grant of rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Dutch law and the Articles.

Warrants

In connection with the Business Combination, Allego entered into the Warrant Assumption Agreement, pursuant to which certain warrants of Spartan were automatically converted into warrants to acquire one Ordinary Share, and remain subject to the same terms and conditions (including exercisability) as were applicable to the corresponding warrant of Spartan immediately prior to the Business Combination.

Each whole Warrant entitles the registered holder to purchase one whole Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, provided that Allego has an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or Allego permits holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of Ordinary Shares. This means that only a whole Warrant may be exercised at any given time by a Warrant holder.

Redemption of Warrants when the price per Ordinary Share equals or exceeds $18.00.

Allego may redeem the outstanding Warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Warrant holder; and

•

if, and only if, the last reported sale price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which Allego sends the notice of redemption to the Warrant holders.

Allego will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the applicable Warrants is effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by Allego, Allego may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and Allego issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise their Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per Ordinary Share equals or exceeds $10.00.

Allego may redeem the outstanding Warrants for cash:

•	in whole and not in part;

•

at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Ordinary Shares determined in accordance with the Warrant Agreement, based on the redemption date and the “fair market value” of Ordinary Shares except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the last reported sale price of the Ordinary Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which Allego sends the notice of redemption to the Warrant holders.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The “fair market value” of the Ordinary Shares shall mean the average last reported sale price of the Ordinary Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants. Allego will provide Warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

Redemption Procedures

A holder of a Warrant may notify Allego in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the average last reported sale price of Ordinary Shares as reported for the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter. The Warrant Agreement provides that no adjustment to the number of Ordinary Shares issuable upon exercise of a Warrant will be required until cumulative adjustments amount to 1% or more of the number of Ordinary Shares issuable upon exercise of a Warrant as last adjusted.

Any such adjustments that are not made will be carried forward and taken into account in any subsequent adjustment. All such carried forward adjustments will be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of Ordinary Shares issuable upon exercise of a Warrant and (ii) on the exercise date of any Warrant.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of Allego with or into another corporation (other than a consolidation or merger in which Allego is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Allego as an entirety or substantially as an entirety in connection with which Allego is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The Warrant exercise price will not be adjusted for other events.

The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Allego, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares or any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, Allego will, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the Warrant holder.

Allego has agreed that any action, proceeding or claim against it arising out of or relating in any way to the Warrant Agreement will be brought and enforced (subject to the procedures and requirements described in the section entitled “Enforcement of Civil Liabilities”) in the courts of the State of New York or the United States District Court for the Southern District of New York, and Allego has irrevocably submitted to such jurisdiction, which will be the exclusive forum for any such action, proceeding or claim.

However, there is uncertainty as to whether a court would enforce this provision and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Warrants that were Private Placement Warrants

On April 20, 2022, a permitted transferee of the Sponsor exercised the warrants that were Private Placement Warrants on a cashless basis. As a result of the exercise, on April 23, 2022, all of the outstanding warrants that were Private Placement Warrants were surrendered and the underlying Ordinary Shares were issued.

Shareholders’ Register

Pursuant to Dutch law and the Articles, Allego must keep its shareholders’ register accurate and current. The Board keeps the shareholders’ register and records names and addresses of all holders of registered shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification of Allego as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) on registered shares belonging to another or a pledge (pandrecht) in respect of such shares. The Ordinary Shares listed in this transaction will be held through DTC. Therefore, DTC or its nominee will be recorded in the shareholders’ register as the holder of those Ordinary Shares. The Ordinary Shares shall be in registered form (op naam).

Allego may issue share certificates (aandeelbewijzen) for registered shares in such form as may be approved by the Board.

Limitations on the Rights to Own Securities

Ordinary Shares may be issued to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. The Articles contain no limitation on the rights to own Allego’s shares and no limitation on the rights of non-residents of the Netherlands or foreign shareholders to hold or exercise voting rights.

Limitation on Liability and Indemnification Matters

Under Dutch law, the members of the Board may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to Allego and to third-parties for infringement of the Articles or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, the Articles provide for indemnification of Allego’s current and former directors and other current and former officers and employees as designated by the Board. No indemnification under the Articles shall be given to an indemnified person:

•

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/ or serious culpability attributable to such indemnified person);

•

to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•

in relation to proceedings brought by such indemnified person against Allego, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to the Articles, pursuant to an agreement between such indemnified person and Allego which has been approved by the Board or pursuant to insurance taken out by Allego for the benefit of such indemnified person; and

•	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without Allego’s prior consent.

Under the Articles, the Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

General Meeting of Shareholders and Voting Rights

General Meeting of Shareholders

General Meetings may be held in Amsterdam, Arnhem, Assen, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle, all in the Netherlands. The annual General Meeting must be held within six months of the end of each financial year. Additional extraordinary General Meetings may also be held, whenever considered appropriate by the Board and shall be held within three months after the Board has considered it to be likely that Allego’s shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of Allego’s paid-in and called up share capital, in order to discuss the measures to be taken if so required.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of Allego’s issued share capital may request Allego to convene a General Meeting, setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by a competent Dutch court in preliminary relief proceedings to convene a General Meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested the Board to convene a General Meeting and the Board has not taken the necessary steps so that the General Meeting could be held within six weeks after the request.

A General Meeting must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the General Meeting by proxy, as well as other information as required by Dutch law. Allego will observe the statutory minimum convening notice period for a General Meeting. The agenda for the annual General Meeting shall include, among other things, the adoption of Allego’s statutory annual accounts, appropriation of Allego’s profits and proposals relating to the composition of the Board, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the Board. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of Allego’s issued share capital. These requests must be made in writing or by electronic means and received by the Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the Dutch Corporate Governance Code and the Articles, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in Allego’s strategy (for example, the dismissal of members of the Board), the Board must be given the opportunity to invoke a reasonable period of up to 180 days to respond to the shareholders’ intentions. If invoked, the Board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the Board must report on this consultation and the exploration of alternatives to the General Meeting. The response period may be invoked only once for any given General Meeting and shall not apply: (a) in respect of a matter for which either a response period or a statutory cooling-off period (as described below) has been previously invoked; or (b) if a shareholder holds at least 75% of Allego’s issued share capital as a consequence of a successful public bid.

Moreover, the Board can invoke a cooling-off period of up to 250 days when shareholders, using either their shareholder proposal right or their right to request a General Meeting, propose an agenda item for the General Meeting to dismiss, suspend or appoint a member of the Board (or to amend any provision in the Articles dealing with those matters) or when a public offer for Allego is made or announced without Allego’s support, provided, in each case, that the Board believes that such proposal or offer materially conflicts with the interests of Allego and its business. During a cooling-off period, the General Meeting cannot dismiss, suspend or appoint members of the Board (or amend the provisions in the Articles dealing with those matters) except at the proposal of the Board. During a cooling-off period, the Board must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of Allego’s issued share capital at the time the cooling-off period was invoked, as well as with Allego’s Dutch works council (if we or, under certain circumstances, any of our subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on Allego’s website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, the Board of directors must publish a report in respect of its policy and conduct of affairs during the cooling-off period on Allego’s website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at Allego’s office and must be tabled for discussion at the next General Meeting. Shareholders representing at least 3% of Allego’s issued share capital may request the Dutch Enterprise Chamber of the Amsterdam Court of Appeals (the “Enterprise Chamber”) (Ondernemingskamer) for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

a.

the Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have come to the conclusion that the relevant shareholder proposal or hostile offer constituted a material conflict with the interests of Allego and its business;

b.	the Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; and

c.

if other defensive measures have been activated during the cooling-off period and not terminated or suspended at the relevant shareholders’ request within a reasonable period following the request (i.e., no ‘stacking’ of defensive measures).

The General Meeting is presided over by the chairperson of the Board. If no chairperson has been elected or if he or she is not present at the meeting, the General Meeting shall be presided over by the vice-chairperson of the Board. If no vice-chairperson has been elected or if he or she is not present at the meeting, the General Meeting shall be presided over by a person designated in accordance with the Articles. Directors may always attend a General Meeting. In these meetings, they have an advisory vote. The chairperson of the General Meeting may decide at his or her discretion to admit other persons to the meeting.

All shareholders and others with meeting rights under Dutch law are authorized to attend the General Meeting, to address the meeting and, in so far as they have such right, to vote pro rata to his or her shareholding. Shareholders may exercise these rights, if they are the holders of Ordinary Shares on the record date, if any, as required by Dutch law, which is currently the 28th day before the day of the General Meeting. Under the Articles, shareholders and others with meeting rights under Dutch law must notify Allego in writing or by electronic means of their identity and intention to attend the General Meeting. This notice must be received by Allego ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such meeting is convened.

Each Ordinary Share confers the right on the holder to cast one vote at the General Meeting. Shareholders may vote by proxy. No votes may be cast at a General Meeting on Ordinary Shares held by Allego or its subsidiaries or on Ordinary Shares for which Allego or its subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of Ordinary Shares held by Allego or its subsidiaries in its share capital are not excluded from the right to vote on such Ordinary Shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such Ordinary Shares were acquired by Allego or any of its subsidiaries. Neither Allego nor any of its subsidiaries may cast votes in respect of an Ordinary Share on which Allego or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). Ordinary Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a General Meeting.

Decisions of the General Meeting are taken by a simple majority of votes cast, except where Dutch law or the Articles provide for a qualified majority or unanimity.

Directors

Appointment of Directors

Allego’s directors are appointed by the General Meeting upon binding nomination by the Board. However, the General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the General Meeting overrules a binding nomination, the Board shall make a new nomination.

The Board adopted a diversity policy for the composition of the Board, as well as a profile for the composition of the Board. The Board shall make any nomination for the appointment of a director with due regard to the rules and principles set forth in such diversity policy and profile, as applicable.

At a General Meeting, a resolution to appoint a director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or in the explanatory notes thereto.

Duties and Liabilities of Directors

Under Dutch law, the Board is charged with the management of Allego, subject to the restrictions contained in the Articles. The executive directors manage Allego’s day-to-day business and operations and implement Allego’s strategy. The non-executive directors focus on the supervision on the policy and functioning of the performance of the duties of all directors and Allego’s general state of affairs. The directors may divide their tasks among themselves in or pursuant to internal rules. Each director has a statutory duty to act in the corporate interest of Allego and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of Allego also applies in the event of a proposed sale or break-up of Allego, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed.

Certain Other Major Transactions

The Articles and Dutch law provide that resolutions of the Board concerning a material change to the identity or the character of Allego or the business are subject to the approval of Allego shareholders at the General Meeting. Such changes include:

•	transferring the business or materially all of the business to a third-party;

•

entering into or terminating a long-lasting alliance of Allego or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for Allego; and

•

acquiring or disposing of an interest in the capital of a company by Allego or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if Allego prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in Allego’s most recently adopted annual accounts.

Dividends and Other Distributions

Dividends

Allego has never paid or declared any cash dividends in the past, and Allego does not anticipate paying any cash dividends in the foreseeable future. Allego intends to retain all available funds and any future earnings to fund the further development and expansion of its business. See the section entitled “Market Information, Dividends and Related Shareholder Matters—Dividends” for more information.

Exchange Controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, applicable anti-money-laundering regulations and similar rules and provided that, under circumstances, payments of such dividends or other distributions must be reported to the Dutch Central Bank at their request for statistical purposes. There are no special restrictions in the Articles or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-Out Procedure

A shareholder who holds at least 95% of Allego’s issued share capital for his or her own account, alone or together with group companies, may initiate proceedings against Allego’s other shareholders jointly for the transfer of their Ordinary Shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the Ordinary Shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the Ordinary Shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the Ordinary Shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution and Liquidation

Under the Articles, Allego may be dissolved by a resolution of the General Meeting, subject to a proposal of the Board. In the event of a dissolution, the liquidation shall be effected by the Board, unless the General Meeting decides otherwise. During liquidation, the provisions of the Articles will remain in force as far as possible. To the extent that any assets remain after payment of all of Allego’s liabilities, any remaining assets shall be distributed to Allego’s shareholders in proportion to their number of Ordinary Shares.

Federal Forum Provision

Under the Articles, unless Allego consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, or the Exchange

Act, to the fullest extent permitted by applicable law, shall be the U.S. federal district courts. For further information regarding the limitations that the forum provision may impose and the uncertainty as to whether a court would enforce such provisions with respect to the Securities Act or the Exchange Act and the rules and regulations thereunder, see the section entitled “Risk Factors” in this Prospectus/Offer to Exchange and any risk factors described in any applicable supplement to this Prospectus/Offer to Exchange, and in our SEC filings that are incorporated by reference in this Prospectus/Offer to Exchange.

LEGAL MATTERS

Certain matters of U.S. federal and New York State law will be passed upon for us by Weil, Gotshal & Manges LLP and for the dealer manager by Davis Polk & Wardwell LLP. The validity of the Ordinary Shares offered in this offering and other legal matters as to Dutch law will be passed upon for us by NautaDutilh N.V.

EXPERTS

The consolidated financial statements of Allego N.V. appearing in the 2022 Form 20-F as of December 31, 2022 and 2021 and for the years in the three year period ended December 31, 2022 have been audited by Ernst & Young Accountants LLP, independent registered public accounting firm, as set forth in their report thereon, included therein (which contains an explanatory paragraph describing a change in account principle as described in Note 2.7.23 to the consolidated financial statements), and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized and existing under the laws of the Netherlands and, as such, Dutch private international law governs the rights of our shareholders and the civil liability of our directors and executive officers are governed in certain respects by the laws of the Netherlands. The ability of our shareholders in certain countries other than the Netherlands to bring an action against us or our directors and executive officers may be limited under applicable law. In addition, substantially all of our assets are located outside the United States.

As a result, it may not be possible for shareholders to effect service of process within the United States upon us or our directors and executive officers or to enforce judgments against us or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on us or any of our directors and executive officers in an original action based solely upon the federal securities laws of the United States or the submission of the Company to the jurisdiction of a court in the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this Prospectus/Offer to Exchange, there is no treaty in effect between the United States and the Netherlands providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. It is noted that, as of the date of this Prospectus/Offer to Exchange, the Hague Convention on Choice of Court Agreements of 30 June 2005 has entered into force for the Netherlands, but has not entered into force for the United States. The Hague Convention of 2 July 2019 on the Recognition and Enforcement of Foreign Judgments in Civil or Commercial Matters has not entered into force for either the Netherlands or the United States. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws or the submission of the Company to the jurisdiction of a court in the United States, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a judgment rendered by a court in the United States that is enforceable under the laws of the United States and files a claim with the competent Dutch court, the Dutch court will in principle give binding effect to that judgment if (i) the jurisdiction of the United States court was based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the United States court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the United States court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for recognition in the Netherlands. However, even if such a United States judgment is given binding effect, a claim based on that judgment may still be rejected if that judgment is not or no longer formally enforceable.

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against us or our directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-4 under the Securities Act. This Prospectus/Offer to Exchange, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this Prospectus/Offer to Exchange relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and current reports on Form 6-K. The SEC maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers and directors are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this Prospectus/Offer to Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Prospectus/Offer to Exchange and any applicable prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. This Prospectus/Offer to Exchange and any applicable prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents that are “furnished” unless otherwise specified below):

•	our annual report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on May 16, 2023;

•	our current report on Form 6-K furnished with the SEC on July 3, 2023;

•	our current report on Form 6-K furnished with the SEC on August 24, 2023, as amended on August 25, 2023; and

•

the description of the securities contained in our registration statement on Form 8-A filed on March 17, 2022 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

In addition, any other reports on Form 6-K that we subsequently furnish to the SEC pursuant to the Exchange Act prior to the termination of an offering made pursuant to this Prospectus/Offer to Exchange, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this Prospectus/Offer to Exchange (if they state that they are incorporated by reference into this Prospectus/Offer to Exchange) and deemed to be part of this registration statement from the date of the filing of such documents.

Annex A

FORM OF WARRANT AMENDMENT

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of     , 2023, by and between Allego N.V., public limited liability company (naamloze vennootschap) formed under the laws of the Netherlands (formerly Athena Pubco B.V.) (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Continental”), and constitutes an amendment to the Warrant Agreement, dated as of February 8, 2021, by and between the Spartan Acquisition Corp. III (“Spartan”) and Continental, as assumed by the Company pursuant to the Warrant Assumption Agreement, dated as of March 16, 2022, by and among the Company, Spartan and Continental (as assumed, the “Existing Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, on March 16, 2022, the Company completed its business combination with Spartan (the “Business Combination”),

WHEREAS, in accordance with Section 4.4 of the Existing Warrant Agreement, upon effectiveness of the Business Combination, the Registered Holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of shares of the common stock of Spartan immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance (as defined in the Existing Warrant Agreement) in ordinary shares of the Company, each with a nominal value € 0.12 per share (the “Ordinary Shares”);

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of Registered Holders of 50% of the number of the then outstanding Public Warrants have consented to and approved this Amendment;

WHEREAS, on April 20, 2022, a permitted transferee of Spartan Acquisition Sponsor III LLC, the Company’s sponsor, exercised all of the warrants that were private placement warrants on a cashless basis. As a result of the exercise, on April 23, 2022, all of the outstanding private placement warrants were surrendered and the underlying Ordinary Shares were issued;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the Registered Holders of the Warrants to exchange all of the outstanding Warrants for Ordinary Shares, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form F-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than 50% of the number of the then outstanding Public Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.	Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:

(a)	the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then outstanding Warrants, as described in Section 6A.2 below, for Ordinary Shares (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.207 Ordinary Shares (or any Alternative Issuance pursuant to Section 4.4 for each Warrant held by the Registered Holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any share splits, share dividends, recapitalizations or similar transaction with respect to the Ordinary Shares). In lieu of issuing fractional shares, any Registered Holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such Registered Holder, receive one additional whole Ordinary Share in lieu of such fractional shares.

6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2.	Miscellaneous Provisions.

2.1

Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2

Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

2.3

Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records

(including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5

Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

ALLEGO N.V.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,

as Warrant Agent

By:
Name:
Title:

Allego N.V.

Offer to Exchange Warrants to Acquire Ordinary Shares

of

Allego N.V.

for

Ordinary Shares

of

Allego N.V.

and

Consent Solicitation

PROSPECTUS

The exchange agent for the Offer and the Consent Solicitation is:

Continental Stock Transfer & Trust Company

Attn: Corporate Actions

1 State Street, 30th Floor,

New York, New York 10004

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The information agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, New York, NY 10005

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (800) 967-7635

allego@dfking.com

The dealer manager for the Offer and the Consent Solicitation is:

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Dutch law, our executive directors and non-executive directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to our company and to third-parties for infringement of our Articles or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil and criminal liabilities. Subject to certain exceptions, the Articles provide for indemnification of our current and former directors and other current and former officers and employees as designated by the Board. No indemnification under the Articles shall be given to an indemnified person:

•

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•

to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•

in relation to proceedings brought by such indemnified person against our company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to our Articles, pursuant to an agreement between such indemnified person and our company which has been approved by our Board or pursuant to insurance taken out by our company for the benefit of such indemnified person; and

•	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without our prior consent.

Under the Articles, the Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Articles, agreement, vote of shareholders or disinterested directors or otherwise.

Allego maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to Allego with respect to indemnification payments that it may make to such directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibits filed as part of this Registration Statement are listed in the index to exhibits immediately following the signature page to this Registration Statement, which index to exhibits is incorporated herein by reference.

Exhibit Number	Description

2.1	Business Combination Agreement, dated as of July 28, 2021, by and among Spartan, Allego, Madeleine, Allego Holding, Athena Merger Sub, Inc. and E8-Investor (incorporated by reference to Exhibit 2.1 filed with Spartan’s Current Report on Form 8-K filed by Spartan on July 28, 2021)

2.2	Amendment to Business Combination Agreement and Plan of Reorganization, dated as of February 28, 2022, by and among Spartan, Allego Holding, Madeleine Charging, Allego, Athena Merger Sub, Inc. and E8 Investor (incorporated by reference to Exhibit 2.2 filed with Spartan’s Current Report on Form 8-K filed on February 28, 2022)

2.3	Second Amendment to Business Combination Agreement and Plan of Reorganization, dated as of March 8, 2022, by and among Spartan, Allego Holding, Madeleine Charging, Allego, Athena Merger Sub, Inc. and E8 Investor (incorporated by reference to Exhibit 2.3 filed with Spartan’s Current Report on Form 8-K filed on March 9, 2022)

3.1	English translation of Deed of Conversion and Amendment of the Articles of Association of Allego (incorporated by reference to Exhibit 1.1 to Allego N.V.’s Form 20-F (File No. 001-41329) filed with the SEC on March 22, 2022)

4.1	Warrant Agreement, dated as of February 8, 2021, by and between Spartan and Continental Stock & Trust Company (incorporated by reference to Exhibit 4.1 filed with Spartan’s Current Report on Form 8-K filed by Spartan on February 12, 2021)

4.2	Warrant Assumption Agreement, dated as of March 16, 2022, among Spartan Acquisition Corp. III, Athena Pubco B.V. and Continental Stock Transfer & Trust Company, as Warrant Agent. (incorporated by reference to Exhibit 2.1 to Allego N.V.’s Form 20-F (File No. 001-41329) filed with the SEC on March 22, 2022)

5.1	Opinion of NautaDutilh N.V. as to the validity of Ordinary Shares**

8.1	Tax Opinion of Weil, Gotshal & Manges LLP as to U.S. tax matters**

10.1	Registration Rights Agreement, dated as of March 16, 2022, by and among Allego, Sponsor, Madeleine Charging, E8 Investor and certain other holders thereto (incorporated by reference to Exhibit 4.1 to Allego N.V.’s Form 20-F (File No. 001-41329) filed with the SEC on March 22, 2022)

10.2	Form of Subscription Agreement, dated as of July 28, 2021, by and between Spartan, Athena Pubco B.V., and the Subscriber party thereto (incorporated by reference to Exhibit 99.4 filed with Spartan’s Current Report on Form 8-K filed by Spartan on July 28, 2021)

10.3	Letter Agreement, dated February 8, 2021, by and among Spartan, its officers and directors and its Sponsor (incorporated by reference to Exhibit 10.1 to Spartan’s Current Report on Form 8-K (File No. 001-40022) filed with the SEC on February 12, 2021)

10.4	Amendment No. 1 to Letter Agreement, dated July 28, 2021, by and among Spartan, its Sponsor and the other individuals party thereto (incorporated by reference to Exhibit 10.1 to Spartan’s Current Report on Form 8-K (File No. 001-40022) filed with the SEC on July 28, 2021)

Exhibit Number	Description

10.5	Performance Fee Agreement, dated as of December 16, 2020, by and between Madeleine and E8 Investors, with Novation contract signed on August 10, 2021 (incorporated by reference to Exhibit 10.3 of Allego’s Form F-4 (File No. 333-259916) filed with the SEC on September 30, 2021)

10.6	Amended and Restated Facility Agreement, dated as of December 13, 2022, by and among Allego N.V. as borrower, Société Générale as structuring bank, and other parties and lenders (incorporated by reference to Exhibit 99.2 of Allego N.V.’s Form 6-K filed with the SEC on December 20, 2022)

10.7	Allego Long-Term Incentive Plan (incorporated by reference to Exhibit 10.13 of Allego’s Form F-4 (File No. 333-259916) filed with the SEC on September 30, 2021)

10.8	Second Special Fee Agreement, dated as of February 25, 2022, by and between Madeleine and E8 Investors, with Novation contract signed on May 5, 2022 (incorporated by reference to Exhibit 10.15 to Allego N.V.’s Post-Effective Amendment No. 1 to Form F-1 (File No. 333-264056) filed with the SEC on September 30, 2022)

10.9	Form of Dealer Manager Agreement**

10.10	Form of Tender and Support Agreement by and between the Company and the participating Warrant holders**

21.1	List of Subsidiaries of Allego N.V. (incorporated by reference to Exhibit 21.1 to Allego N.V.’s Post-Effective Amendment to Form F-1 Registration Statement (File No. 333-264056) filed with the SEC on September 30, 2022).

23.1	Consent of Ernst & Young Accountants LLP*

23.2	Consent of NautaDutilh N.V. (included as part of Exhibit 5.1)**

23.3	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 8.1)**

24.1	Power of Attorney (included in the signature page to this Form F-4 Registration Statement)**

99.1	Form of Notice of Guaranteed Delivery**

107	Filing Fee Table**

*	Filed herewith.
**	Previously filed.

Item 22. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 has duly caused this Amendment No. 1 to the registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hague, the Netherlands on September 22, 2023.

ALLEGO N.V.

By:	/s/ Mathieu Bonnet
Name:	Mathieu Bonnet
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mathieu Bonnet Mathieu Bonnet	Chief Executive Officer and Director (principal executive officer)	September 22, 2023

/s/ Ton Louwers Ton Louwers	Chief Financial Officer (principal financial and accounting officer)	September 22, 2023

* Jane Garvey	Chair of the Board of Directors	September 22, 2023

* Julien Touati	Vice-Chair of the Board of Directors	September 22, 2023

* Julia Prescot	Director	September 22, 2023

* Christian Vollmann	Director	September 22, 2023

* Thomas Josef Maier	Director	September 22, 2023

* Patrick Sullivan	Director	September 22, 2023

* Ronald Stroman	Director	September 22, 2023

* Thierry Déau	Director	September 22, 2023

By:	/s/ Mathieu Bonnet
Mathieu Bonnet
Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Allego N.V. has signed this Amendment No. 1 to the registration statement on Form F-4 on September 22, 2023.

ALLEGO N.V.

By:	/s/ Benjamin Goldberg
	Name:	Benjamin Goldberg
	Title:	Authorized Representative in the United States